UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2008

Home Solutions of America, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31711	99-0273889
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1340 Poydras Street, Suite 1800, New Orleans, Louisiana	70112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (504) 562-5700

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreements
On September 22, 2008, Home Solutions of America, Inc (the “Company”) entered into a Confidential Settlement Agreement (the “Settlement Agreement”) with its lenders under its Revolving Credit Facility, Term Loan and Letter of Credit Facility (the “Credit Agreement”). The Settlement Agreement, which supersedes the Forbearance Agreement entered into February 6, 2008, as amended, between the Company and its lenders, effectively settled all outstanding obligations between the Company and its lenders. Among other things, the Settlement Agreement provided for the following:

1.	The Company immediately paid $1,175,000 to its lenders.

2.
The Company issued to its lenders a total of 2,100,000 warrants to purchase shares of its common stock at an exercise price of $.01 per share. The warrants are exercisable as follows: (i) 700,000 warrants become exercisable on March 1, 2009, (ii) 700,000 warrants become exercisable on September 1, 2009, and (iii) 700,000 warrants become exercisable on March 1, 2010. These warrants shall replace the warrants set forth in Paragraph 7 of Amendment No. 1 to the Forbearance Agreement.

3.
The Lenders agreed that the accrual of interest on the Company’s outstanding obligations under the Credit Agreement and Amendment No. 1 to the Forbearance Agreement was suspended effective September 12, 2008, and that all outstanding interest was satisfied.

4.
The Company agreed that within three (3) business days after receipt, the Company would remit any proceeds, net of reasonable collection expenses, in connection with (a) claims asserted by the Company against Mr. Brian Marshall (“Marshall”) and (b) receivables booked by Marshall on the Company’s books and records; the proceeds shall not include any uncollected FIGA Receivables as such term is defined in the original Forbearance Agreement.

5.
EvenFlow Funding, LLC., an entity owned by the Company’s then Chairman of the Board, provided $2,000,000 in immediately available funds to cash secure the Company’s Letter of Credit which was issued by Texas Capital Bank, National Association.

6.
The Lenders released and terminated all security interests, pledges, guarantees and UCC-1s securing the obligations of any or all of the Credit Parties under the Credit Agreement, the original Forbearance Agreement, provided, however, that such release did not extend to any security interest in any claim against Marshall

7.
Effective ninety-one (91) days from the date of the agreement, the Lenders completely discharged the Company from any and all claims. In addition, the Lenders filed a voluntary dismissal WITHOUT PREJUDICE of the lawsuits previously filed against the Company.

The Company complied with all provisions of the Settlement Agreement, filed in its entirety as Exhibit 4.3 to this filing, and, accordingly, has no further obligations to its lenders.

The Company reached an agreement to settle the consolidated shareholder class action captioned Home Solutions of America Investor Group v. Fradella, Civil Action No. 3:06-cv-1096,filed on June 20, 2006 (the “2006 Class Action”) and the shareholder derivative action captioned Sved v. Chadwick, Civil Action No. 3:06-cv-01135, filed on June 27, 2006 (the “Derivative Action”) (the proposed settlements are hereinafter referred to as the “2006 Class Action Settlement” and the “Derivative Action Settlement”). The 2006 Class Action Settlement and the Derivative Action Settlement are subject to approval by the United States District Court for the Northern District of Texas, which has set a hearing for March 23, 2009 to determine whether the 2006 Class Action Settlement and the Derivative Action Settlement should be approved. The Company cannot predict whether the Court will grant approval of the settlements or when the Court will issue its decision.

Under the terms of the 2006 Class Action Settlement, the Company agreed to pay $3.5 million to settle all claims brought by a certified class of all persons who purchased the common stock of Home Solution during the period between April 11, 2006 and March 5, 2007, inclusive (the “2006 Settlement Class”). If all required payments are made and the 2006 Class Action Settlement is approved by the District Court, all claims asserted by 2006 Settlement Class will be dismissed with prejudice, and a portion of the $3.5 million settlement amount will be used to pay the attorneys’ fees of counsel for the plaintiffs.

Under the terms of the Derivative Action Settlement, the Company agreed to undertake a series of remedial measures in exchange for the dismissal of the Derivative Action with prejudice as to all defendants. These remedial measures include, but are not limited to, the separation of the positions of Chairman of the Board and Chief Executive Officer for at least four years, the appointment of a new Chairman of the Board, the appointment of a new interim Chief Financial Officer, an agreement not to make strategic equity investments in any company in which a director or executive director of Home Solutions has a direct ownership of more than 5% subject to the Company’s ability, through reasonable efforts, to determine ownership interests in any such company, and the adoption by Home Solutions of enhanced procedures to ensure the accuracy of its press releases and public announcements.

The Company has agreed not to oppose an application by plaintiff’s counsel in the Derivative Action for an attorney’s fee award of up to $200,000 in cash and $50,000 in Home Solutions common stock.

The Company also reached an agreement to settle a purported class action captioned Melms v. Home Solutions of America et al., Civil Action No. 3L07-CV-1961, filed on February 15, 2008 and amended on May 29, 2008 (the proposed settlement is hereinafter referred to as the “Melms Settlement”). The Melms Settlement is subject to approval by the United States District Court for the Northern District of Texas. The Company cannot predict whether the Court will grant approval of the settlement. Under the terms of the Melms Settlement, the Company agreed to pay $5.1 million to settle all claims brought by a class of all persons who purchased common stock of Home Solutions from May 10, 2007 through February 15, 2008.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2008, the Company entered into an employment agreement with Frank J. Fradella (the “Employment Agreement”), the Company’s Chief Executive Officer. The Employment Agreement has a term of three years, provides for an annual base salary of $350,000 and includes an annual bonus equal up to 3% of annual EBITDA, as defined; the Employment Agreement, filed in its entirety as Exhibit 10.1 to this public filing, also provides severance benefits equal up to one year of the annual base salary plus health benefits.

Concurrently while entering into the Employment Agreement, the Company also provided a letter detailing a grant of stock options (the “Grant”). The Grant provided for the issuance of stock options equal to 10% of the Company’s outstanding shares at the date of grant; on May 29, 2008, the Company had 50,700,850 shares issued and outstanding.. Further, the Grant provided that the 10% grant would be broken into tranches with three strike prices. Five percent, or 50% of the grant, would be at the money on the date of grant, while 2.5%, or 25% of the grant, would be at $1.25 per share while the remaining 2.5%, or 25% of the grant, would be at $1.75 per share. Sixty percent (60%) of the at the money options vest at the grant date while the remaining 40% vest on December 31, 2008. The above market options each vest 50% on first anniversary of the date grant and 50% on the second anniversary of the date of grant. The Grant replaces Mr. Fradella’s previously granted restricted stock purchase rights, contains accelerated vesting provisions in the case of a change of control and has term whereby the options issued pursuant to the Grant, expire on the fifth anniversary of the grant date.

On November 18, 2008, James M. Grady, the Company’s Interim-Chief Financial Officer and a Senior Director with Alvarez & Marshal (A&M), submitted his formal resignation to the Company.

On January 20, 2009, the Company appointed V. Chase McCrea III as its Interim Chief Financial Officer. Mr. McCrea, a 1991 graduate of the University of Southern California, has been employed with the Company since July 2, 2007. Mr McCrea is a CPA with over 17 years of experience working with and for public companies, including over 8 years experience working for Big Four accounting firms, where he attained the level of assurance manager. Mr. McCrea, who makes his home in Texas, is not currently under contract with the Company and has agreed to lead the finance department until such time as all public filings become current and a permanent, New Orleans-based replacement, can be hired.

On February 2, 2009 Michael J. McGrath tendered his resignation as Chairman of the Board of Directors for personal reasons. At the time of his resignation, Mr. McGrath had no disagreements with the Company. On February 3, 2009, Michael S. Chadwick resigned his position as a member of the Company’s Board of Directors.

FORWARD LOOKING STATEMENTS
This Current Report on Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “can” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “seek,” “estimate,” “continue,” “plan,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential,” and other similar words and expressions of the future. Forward-looking statements may not be realized due to a variety of factors, including, without limitation, future economic, competitive and market conditions, regulatory framework, and future business decisions, and the other factors referenced in our Annual Report on Form 10-K for the year ended December 31, 2006, which contains a list of specific risk factors that could cause actual results to differ materially from those indicated by our forward-looking statements made in this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

4.3	Confidential Settlement Agreement, which is filed pursuant to Item 1.01
10.1	Employment Agreement between Home Solutions of America, Inc. and Frank J. Fradella, which is filed pursuant to Item 5.02
10.2	Grant of Stock Options Letter from Home Solutions of America, Inc. to Frank J. Fradella, which is filed pursuant to Item 5.02

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Home Solutions of America, Inc.
By:	/s/ V. Chase McCrea III

V. Chase McCrea III
Interim — Chief Financial Officer

Dated: February 3, 2009

Exhibit Index

4.3	Confidential Settlement Agreement, which is filed pursuant to Item 1.01
10.1	Employment Agreement between Home Solutions of America, Inc. and Frank J. Fradella, which is filed pursuant to Item 5.02
10.2	Grant of Stock Options Letter from Home Solutions of America, Inc. to Frank J. Fradella, which is filed pursuant to Item 5.02